U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                             Meta Financial Group, Inc
                ------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                ------------------------------------------------
                         (Title of Class of Securities)

                                    59100U108
                ------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [X] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59100U108
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1)   Names of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     The Security National Bank of Sioux City IA  42-0943319
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2)   Check The Appropriate Box If a Member of a Group (See Instructions)

        (A) [ ]
        (B) [x]Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c)
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3)   SEC Use Only

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4)   Citizenship or Place of Organization

     State of Iowa
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Number of Shares Beneficially Owned by Each Reporting Person With:

        5) Sole Voting Power

                      0
        -----------------------------------------------
        6) Shared Voting Power

                   294,493
        -----------------------------------------------
        7) Sole Dispositive Power

                   294,493
        -----------------------------------------------
        8) Shared Dispositive Power

                      0
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9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     294,493
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10)  Check If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         [ ]
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11)  Percent of Class Represented by Amount in Row (9)

     11.0%
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12)  Type of Reporting Person (See Instructions)

     BK

Item 1. (a) Name of Issuer:
         Meta Financial Group, Inc. (The Corporation)

        (b) Address of Issuer's Principal Executive Offices:

          Fifth at Erie, Storm Lake IA 50588
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Item 2. (a) - (b) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE;

        Meta Financial Group, Inc. Employee Stock Ownership Plan (the ESOP) c/o The Security Natioanal Bank of Sioux City IA
        601 Pierce Street
        Sioux City IA 51101

        (c) State of Iowa

        (d) Title of Class of Securities

            Common Stock, par value $0.01 per share

        (e) CUSIP Number:

            59100U108
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Item 3. If this statement is being filed pursuant to Rule 13d-1(b) or (c), or 13d-2(b), check whether the person filing is:

     (a)  [ ] Broker or dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
     (f) [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)
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Item 4. Ownership:

     (a) Amount Beneficially Owned: 294,493

     (b) Percent of Class: 11.0%

     (c) Number of Shares as to which such person has:

     (i) Sole power to vote or direct the vote: 0

    (ii) Shared power to vote or direct the vote: 294,493

   (iii) Sole power to dispose or direct the disposition of: 294,493

    (iv) Shared power to dispose or direct the disposition of: 0
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Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ Not Applicable]

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Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

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Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable
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Item 8. Identification and Classification of Members of the Group

Not applicable
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Item 9. Notice of Dissolution of Group

Not applicable

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Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     The Security National Bank of Sioux City IA


                                 By: /s/ Cindy J. Schubert
                                     -------------------------------
                                     Name: Cindy J. Schubert
                                     Title: Trust Operations Officer


				Date: February 12, 2008